Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Strong Performance in Third Quarter Delivers Sequential Increases to Revenues, up 14.6%, Net Income, up 30.7%, and EBITDA, up 14.6%; Doubles Quarterly Cash Distribution to $0.20 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, October 25, 2021 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended September 30, 2021 (the "2021 Quarter") compared to the quarter ended June 30, 2021 (the "Sequential Quarter").  Primarily on the strength of increased coal sales volumes and price realizations, total revenues for the 2021 Quarter rose 14.6% to $415.4 million. Increased total revenues, partially offset by higher total operating expenses, drove net income for the 2021 Quarter up by 30.7% to $57.5 million, or $0.44 per basic and diluted limited partner unit, while EBITDA climbed 14.6% to $135.9 million. Increased coal sales volumes and prices for the 2021 Quarter led coal sales revenues and Segment Adjusted EBITDA for our coal operating segments higher by 11.1% and 10.9%, respectively. Increased royalty volumes sold and higher sales prices for the 2021 Quarter also drove total royalty revenues and Segment Adjusted EBITDA for our royalties segments up by 18.5% and 27.6%, respectively. (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP."  For definitions of EBITDA and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Financial and operating results for the 2021 Quarter and the nine months ended September 30, 2021 (the "2021 Period") were also significantly improved compared to the quarter ended September 30, 2020 (the "2020 Quarter") and the nine months ended September 30, 2020 (the "2020 Period"), both of which were negatively impacted by reduced global energy demand and weak commodity prices as a result of lockdown measures imposed in response to the COVID-19 pandemic.

Total revenues in the 2021 Quarter increased by 16.8% to $415.4 million compared to $355.7 million in the 2020 Quarter as a result of higher coal sales volumes, which rose 10.3%, and significantly higher oil & gas prices.  Revenue growth, partially offset by increased total operating expenses, led net income higher by $30.3 million to $57.5 million for the 2021 Quarter, or $0.44 per basic and diluted limited partner unit, compared to $27.2 million, or $0.21 per basic and diluted limited partner unit, for the 2020 Quarter. EBITDA also increased 14.4% in the 2021 Quarter to $135.9 million compared to $118.8 million in the 2020 Quarter.

Results for the 2021 Period were also sharply higher compared to the 2020 Period as net income increased to $126.3 million, or $0.97 per basic and diluted limited partner unit, compared to a net loss of $164.2 million, or $(1.29) per basic and diluted limited partner unit, for the 2020 Period. The increase in net income resulted from higher revenues and lower depreciation in the 2021 Period and $157.0 million of non-cash impairment charges in the 2020 Period. Excluding the impact of impairment charges, net income of $126.3 million for the 2021 Period compares to an Adjusted net loss of $7.2 million for the 2020 Period, while EBITDA increased 31.5% to $348.9 million in the 2021 Period compared to Adjusted EBITDA of $265.3 million in the 2020 Period. Increased coal sales volumes and oil & gas prices in the 2021 Period drove total revenues higher by 14.0% to $1.10 billion, compared to $961.6 million for the 2020 Period. Ongoing cost control and efficiency initiatives at our mining operations as well as increased production drove Segment Adjusted EBITDA Expense per ton for our coal operations lower by 11.1% to $28.82 per ton for the 2021 Period, compared to $32.43 per ton for the 2020 Period. (For definitions of Adjusted net income (loss), Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced today that the Board of Directors of its general partner (the "Board") declared a cash distribution to unitholders of $0.20 per unit (an annualized rate of $0.80 per unit) for the 2021 Quarter, payable on November 12, 2021 to all unitholders of record as of the close of trading on November 5, 2021. The announced distribution represents a 100.0% increase over the cash distribution of $0.10 per unit for the Sequential Quarter.

"ARLP’s strong performance this year continued during the 2021 Quarter as we again posted sequential increases to total revenues, net income, EBITDA and free cash flow," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Reflecting robust demand, coal sales volumes and price realizations increased by 650,000 tons and $1.10 per ton, respectively, over the Sequential Quarter and ARLP continued to add commitments to its coal contract book, entering into new agreements for the delivery of approximately 15.3 million tons over the balance of this year through 2024. The performance of our royalties segments also improved over the Sequential Quarter as higher energy prices and increased royalty volumes propelled Segment Adjusted EBITDA from royalties to a record $28.3 million." (For a definition of free cash flow and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

Mr. Craft continued, "Year-to-date performance from all of ARLP’s business segments has exceeded our initial expectations for 2021.  Since the beginning of the year, ARLP has generated $222.3 million of free cash flow, reduced total debt and finance lease obligations by $156.9 million, committed $40.8 million to attractive growth investments, increased liquidity by $110.2 million and improved total leverage to 0.95 times. Based on these results, favorable market fundamentals and expectations for continued strong performance through next year, our Board elected to support management’s view that a significant increase to ARLP’s cash distribution to unitholders was appropriate."

Operating Results and Analysis

			% Change
	2021 Third	2020 Third	Quarter /	2021 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	5.750	5.219	10.2%	5.425	6.0%
Coal sales price per ton sold	$37.85	$39.54	(4.3)%	$38.74	(2.3)%
Segment Adjusted EBITDA Expense per ton	$26.03	$25.10	3.7%	$25.84	0.7%
Segment Adjusted EBITDA	$69.3	$75.6	(8.3)%	$70.6	(1.9)%

Appalachia
Tons sold	2.744	2.483	10.5%	2.421	13.3%
Coal sales price per ton sold	$52.71	$52.12	1.1%	$47.84	10.2%
Segment Adjusted EBITDA Expense per ton	$33.64	$34.92	(3.7)%	$30.75	9.4%
Segment Adjusted EBITDA	$52.7	$43.1	22.3%	$41.6	26.6%

Total Coal Operations
Tons sold	8.494	7.702	10.3%	7.846	8.3%
Coal sales price per ton sold	$42.65	$43.59	(2.2)%	$41.55	2.6%
Segment Adjusted EBITDA Expense per ton	$28.95	$28.84	0.4%	$27.90	3.8%
Segment Adjusted EBITDA	$126.3	$117.5	7.5%	$113.9	10.9%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.414	0.468	(11.5)%	0.391	5.9%
Oil percentage of BOE	51.2%	49.4%	3.6%	45.7%	12.0%
Average sales price per BOE (3)	$48.64	$20.71	134.9%	$43.73	11.2%
Segment Adjusted EBITDA Expense	$2.6	$0.8	210.8%	$2.4	9.1%
Segment Adjusted EBITDA	$19.1	$8.9	114.4%	$15.4	24.1%

Coal Royalties (4)
Royalty tons sold	5.344	5.098	4.8%	4.707	13.5%
Revenue per royalty ton sold	$2.52	$2.24	12.5%	$2.48	1.6%
Segment Adjusted EBITDA Expense	$4.3	$5.2	(17.5)%	$4.9	(12.6)%
Segment Adjusted EBITDA	$9.2	$6.3	46.3%	$6.8	35.6%

Total Royalties
Total royalty revenues	$34.6	$21.2	63.7%	$29.2	18.5%
Segment Adjusted EBITDA Expense	$6.9	$6.0	14.8%	$7.3	(5.4)%
Segment Adjusted EBITDA	$28.3	$15.2	86.2%	$22.2	27.6%

Consolidated Total (5)
Total revenues	$415.4	$355.7	16.8%	$362.4	14.6%
Segment Adjusted EBITDA Expense	$239.4	$216.8	10.4%	$214.5	11.6%
Segment Adjusted EBITDA	$154.6	$132.7	16.5%	$136.1	13.6%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. As noted in the reconciliation table at the end of this release, Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense for our Coal Operations segments in the 2020 Quarter are adjusted to retroactively reflect the impact of intercompany royalties earned by our Coal Royalties segment (see footnote (4) below).
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	ARLP's subsidiary, Alliance Resource Properties, LLC ("Alliance Resource Properties") owns or controls coal reserves that it leases to some of our mining subsidiaries. Beginning in 2021, we restructured our reportable segments to include the coal royalty activities of Alliance Resource Properties as a new Coal Royalties reportable segment. This activity was previously included in our Illinois Basin and Appalachian reportable segments as well as our other and corporate activities.
(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales volumes increased in all regions compared to both the 2020 and Sequential Quarters.  Improved coal demand primarily in the export markets during the 2021 Quarter drove coal sales volumes higher by 10.2% and 10.5% in the Illinois Basin and Appalachian regions, respectively, compared to the 2020 Quarter. Compared to the Sequential Quarter, Illinois Basin coal sales volumes increased 6.0% in the 2021 Quarter primarily as a result of increased volumes from our Hamilton and Gibson South mines. In Appalachia, coal sales volumes increased 13.3% compared to the Sequential Quarter primarily due to increased quarterly sales volumes from our Tunnel Ridge longwall operation in the 2021 Quarter. Coal sales price per ton sold in the 2021 Quarter decreased in the Illinois Basin by 4.3% compared to the 2020 Quarter reflecting the expiration of higher-priced sales contracts. In Appalachia, coal sales prices increased by 10.2% compared to the Sequential Quarter due to improved price realizations at our Mettiki and MC Mining operations. Total coal inventory fell to 0.9 million tons at the end of the 2021 Quarter, a decrease of 0.3 million tons and 0.5 million tons compared to the end of the 2020 and Sequential Quarters, respectively, as a result of higher coal sales volumes as discussed above, partially offset by increased production volumes.

Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased by 3.7% compared to the 2020 Quarter due to increased roof support and maintenance expenses as well as higher labor costs per ton across the region. In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 3.7% compared to the 2020 Quarter as a result of increased volumes and reduced longwall subsidence expense in the 2021 Quarter and a longwall move in the 2020 Quarter at our Tunnel Ridge mine, the production benefits from MC Mining’s transition of mining operations to a new reserve area in the second half of 2020 and the benefits of ongoing expense control and efficiency initiatives.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia increased 9.4% in the 2021 Quarter due to increased selling and maintenance expenses, reduced recoveries at our Mettiki and Tunnel Ridge mines and sales of high-priced purchased coal tons.

For our Oil & Gas Royalties segment, significantly higher sales price realizations per BOE in the 2021 Quarter compared to the 2020 Quarter more than offset lower volumes and higher Segment Adjusted EBITDA Expense resulting in Segment Adjusted EBITDA increasing by $10.2 million. Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by $3.7 million in the 2021 Quarter driven primarily by increased oil & gas prices and a 23.2% growth in our oil volumes produced in the Permian basin.

Segment Adjusted EBITDA for our Coal Royalties segment increased to $9.2 million for the 2021 Quarter compared to $6.3 million and $6.8 million for the 2020 and Sequential Quarters, respectively, as a result of increased royalty tons sold and, higher average royalty rates per ton.

Outlook

"The financial futures for oil, natural gas and coal indicate market conditions should remain robust across the entire global energy complex into 2023," said Mr. Craft.  "Coal demand in our primary U.S. markets is extremely strong.  Reflecting continued post-COVID economic recovery, increased power usage and high natural gas prices, domestic utilities have leaned on coal-fired generation to meet rising demand for electricity. Eastern U.S. coal generation has increased 23% year-to-date over 2020 levels, capacity utilization of the domestic coal fleet recently reached a three-year high and utility stockpiles have declined to critical levels heading into the winter heating season. International coal demand and fundamentals are also extremely strong, pushing recent API 2 prices to record highs and the forward curve signals favorable pricing for the next several years. In the face of increased coal demand, lack of global supply response, and transportation challenges, fuel buyers are scrambling to secure necessary coal supply.  We believe the recent rise in coal prices will continue over the intermediate term and ARLP expects to benefit from these markets opportunities."

Mr. Craft continued, "The future also looks bright for our royalty businesses. Oil, gas and natural gas liquids prices have increased significantly since the beginning of the year and the forward price curve remains favorable. While still below pre-pandemic levels, oil & gas production from our existing acreage continues to increase as drilling and completion activity modestly improves. We also recently completed the purchase of approximately 1,500 net royalty acres in the Permian basin, increasing ARLP’s already attractive position in the Delaware portion of this basin to approximately 10,000 net royalty acres. This newly acquired acreage currently has four producing wells and is under active development by a well-capitalized operator who has two rigs on location drilling eight new wells with the potential for up to 90 wells to be ultimately completed on our acreage. With continued expansion in our oil & gas royalties and confidence in steady growth from our coal royalties, we anticipate that the contribution of our royalty segments to ARLP’s consolidated results will continue to increase in the future."

ARLP is updating its full-year 2021 guidance for the following selected items:

2021 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	22.0 — 22.3
Appalachia Sales Tons	10.1 — 10.3
Total Sales Tons	32.1 — 32.6

Committed & Priced Sales Tons
2021 — Domestic/Export/Total	28.4/4.0/32.4
2022 — Domestic/Export/Total	27.0/2.4/29.4

Per Ton Estimates
Coal Sales Price per ton sold (1)	$42.10 — $44.10
Segment Adjusted EBITDA Expense per ton sold (2)	$28.00 — $30.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	775 — 825
Natural gas (000 MCF)	2,875 — 3,075
Liquids (000 Barrels)	310 — 340
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.5%

Coal Royalties
Royalty tons sold (Million Short Tons)	19.5 — 20.0
Revenue per royalty ton sold	$2.50 — $2.60
Segment Adjusted EBITDA Expense per royalty ton sold	$0.85 — $0.95

Consolidated (Millions)
Depreciation, depletion and amortization	$250 — $260
General and administrative	$68 — $70
Net interest expense	$38 — $39
Capital expenditures	$125 — $130

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.

(2)	For a definition of Segment Adjusted EBITDA Expense and related reconciliation to the comparable GAAP financial measure please see the end of this release.

A conference call regarding ARLP's 2021 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13723742.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from the COVID-19 pandemic, including coal, oil, natural gas and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; the effectiveness or lack of effectiveness in distributed vaccines to reduce the impact of COVID-19; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by the United States and foreign governments; the effect of changes in taxes or tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 7, 2021 and August 6, 2021, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Tons Sold	8,494	7,702	23,168	20,139
Tons Produced	7,986	7,202	23,468	19,546
Mineral Interest Volumes (BOE)	414	468	1,205	1,374

SALES AND OPERATING REVENUES:
Coal sales	$362,264	$335,767	$975,725	$886,690
Oil & gas royalties	20,109	9,693	51,222	31,718
Transportation revenues	22,027	6,226	45,153	16,722
Other revenues	11,039	3,965	24,404	26,486
Total revenues	415,439	355,651	1,096,504	961,616

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	233,201	216,027	642,760	637,533
Transportation expenses	22,027	6,226	45,153	16,722
Outside coal purchases	6,065	—	6,179	—
General and administrative	18,655	13,871	51,651	41,131
Depreciation, depletion and amortization	68,763	80,182	192,698	237,662
Asset impairments	—	—	—	24,977
Goodwill impairment	—	—	—	132,026
Total operating expenses	348,711	316,306	938,441	1,090,051

INCOME (LOSS) FROM OPERATIONS	66,728	39,345	158,063	(128,435)

Interest expense, net	(9,408)	(11,186)	(29,646)	(34,911)
Interest income	19	30	51	112
Equity method investment income	703	62	1,106	650
Other expense	(84)	(723)	(2,632)	(1,456)
INCOME (LOSS) BEFORE INCOME TAXES	57,958	27,528	126,942	(164,040)

INCOME TAX EXPENSE	234	293	227	111

NET INCOME (LOSS)	57,724	27,235	126,715	(164,151)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(176)	(36)	(384)	(97)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$57,548	$27,199	$126,331	$(164,248)

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.44	$0.21	$0.97	$(1.29)

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,154,398

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,611	$55,574
Trade receivables	142,007	104,579
Other receivables	1,064	3,481
Inventories, net	65,484	56,407
Advance royalties	2,063	4,168
Prepaid expenses and other assets	10,931	21,565
Total current assets	326,160	245,774
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,570,201	3,554,090
Less accumulated depreciation, depletion and amortization	(1,873,987)	(1,753,845)
Total property, plant and equipment, net	1,696,214	1,800,245
OTHER ASSETS:
Advance royalties	65,034	56,791
Equity method investments	26,180	27,268
Goodwill	4,373	4,373
Operating lease right-of-use assets	14,338	15,004
Other long-term assets	16,676	16,561
Total other assets	126,601	119,997
TOTAL ASSETS	$2,148,975	$2,166,016

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$70,425	$47,511
Accrued taxes other than income taxes	23,797	25,054
Accrued payroll and related expenses	39,949	28,524
Accrued interest	12,500	5,132
Workers' compensation and pneumoconiosis benefits	10,635	10,646
Current finance lease obligations	821	766
Current operating lease obligations	1,809	1,854
Other current liabilities	14,379	21,919
Current maturities, long-term debt, net	16,770	73,199
Total current liabilities	191,085	214,605
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	425,075	519,421
Pneumoconiosis benefits	107,099	105,068
Accrued pension benefit	41,220	46,965
Workers' compensation	43,818	47,521
Asset retirement obligations	122,935	121,487
Long-term finance lease obligations	835	1,458
Long-term operating lease obligations	12,722	13,078
Other liabilities	22,348	24,146
Total long-term liabilities	776,052	879,144
Total liabilities	967,137	1,093,749

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,251,674	1,148,565
Accumulated other comprehensive loss	(80,981)	(87,674)
Total ARLP Partners' Capital	1,170,693	1,060,891
Noncontrolling interest	11,145	11,376
Total Partners' Capital	1,181,838	1,072,267
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,148,975	$2,166,016

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES	$310,977	$291,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(88,661)	(102,820)
Change in accounts payable and accrued liabilities	2,281	(9,698)
Proceeds from sale of property, plant and equipment	6,432	2,750
Distributions received from investments in excess of cumulative earnings	1,088	841
Escrow deposit for oil & gas reserve acquisition	(1,550)	—
Net cash used in investing activities	(80,410)	(108,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	35,000	46,100
Payments under securitization facility	(90,900)	(47,700)
Proceeds from equipment financings	—	14,705
Payments on equipment financings	(12,888)	(10,622)
Borrowings under revolving credit facilities	15,000	70,000
Payments under revolving credit facilities	(102,500)	(190,000)
Borrowings from line of credit	3,230	—
Payments on finance lease obligations	(568)	(8,204)
Payment of debt issuance costs	(113)	(5,821)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	(1,090)	(1,310)
Distributions paid to Partners	(26,086)	(51,753)
Other	(615)	(603)
Net cash used in financing activities	(181,530)	(185,208)

NET CHANGE IN CASH AND CASH EQUIVALENTS	49,037	(2,347)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,574	36,482

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$104,611	$34,135

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income (loss) attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$57,548	$27,199	$126,331	$(164,248)	$44,035
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted net income (loss) attributable to ARLP	$57,548	$27,199	$126,331	$(7,245)	$44,035

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$57,548	$27,199	$126,331	$(164,248)	$44,035
Depreciation, depletion and amortization	68,763	80,182	192,698	237,662	64,733
Interest expense, net	9,512	11,355	29,909	36,064	9,932
Capitalized interest	(123)	(199)	(314)	(1,265)	(105)
Income tax expense	234	293	227	111	5
EBITDA	135,934	118,830	348,851	108,324	118,600
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted EBITDA	135,934	118,830	348,851	265,327	118,600
Interest expense, net	(9,512)	(11,355)	(29,909)	(36,064)	(9,932)
Income tax expense	(234)	(293)	(227)	(111)	(5)
Estimated maintenance capital expenditures (1)	(39,131)	(35,002)	(114,993)	(94,994)	(36,657)
Distributable Cash Flow	$87,057	$72,180	$203,722	$134,158	$72,006
Distributions paid to partners	$13,041	$—	$26,086	$51,753	$13,045
Distribution Coverage Ratio	6.68	—	7.81	2.59	5.52

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2021 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.90 per ton produced compared to the estimated $4.86 per ton produced in 2020. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021

Cash flows from operating activities	$152,761	$121,620	$310,977	$291,788	$103,569
Capital expenditures	(33,035)	(18,575)	(88,661)	(102,820)	(24,189)
Free cash flow	$119,726	$103,045	$222,316	$188,968	$79,380

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021

Operating expense	$233,201	$216,027	$642,760	$637,533	$213,039
Outside coal purchases	6,065	—	6,179	—	114
Other expense	84	723	2,632	1,456	1,351
Segment Adjusted EBITDA Expense	239,350	216,750	651,571	638,989	214,504
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(2,639)	(849)	(7,116)	(2,851)	(2,419)
Segment Adjusted EBITDA Expense – Coal Royalties	(4,258)	(5,161)	(13,157)	(12,649)	(4,871)
Intercompany coal royalties (1)	13,456	11,406	36,410	29,555	11,653
Segment Adjusted EBITDA Expense – Coal Operations	$245,909	$222,146	$667,708	$653,044	$218,867

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset and goodwill impairments.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021

Adjusted EBITDA (See reconciliation to GAAP above)	$135,934	$118,830	$348,851	$265,327	$118,600
General and administrative	18,655	13,871	51,651	41,131	17,492
Segment Adjusted EBITDA	154,589	132,701	400,502	306,458	136,092
Segment Adjusted EBITDA – Total Royalties	(28,278)	(15,185)	(69,658)	(46,487)	(22,161)
Segment Adjusted EBITDA – Coal Operations	$126,311	$117,516	$330,844	$259,971	$113,931